Exhibit 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2008

Adjusted EBITDA of $32.3 million; Earnings Per Share of $0.07 for the second quarter of 2008

Free cash flow of $29.2 million for the first six months of 2008, including interest expense and capital expenditures

Second Quarter 2008 Highlights

•	Announced agreement to acquire Helio from SK Telecom and EarthLink

•	Net service revenue of $291.4 million

•	Adjusted EBITDA of $32.3 million

•	Net income of $3.5 million

•	Fully diluted earnings of $0.07 per share

First Half 2008 Highlights

•	Net service revenue of $595.1 million

•	Adjusted EBITDA of $61.0 million

•	Net income of $8.3 million

•	Fully diluted earnings of $0.16 per share

•	$29.2 million of free cash flow, including interest expense and capital expenditures

WARREN, N.J., August 13, 2008 — Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services without annual contracts, today reported its financial and operational results for the three and six months ended June 30, 2008.

“Our efforts in the first half of the year position Virgin Mobile to rapidly improve our growth trends,” said Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “The operational improvements we have put into place are beginning to pay off. While net revenues declined year over year due to general economic conditions and their resultant impact on consumer budgets, the benefits of our low fixed-cost model are reflected in our strong profitability and record free cash flow of $29.2 million.

“The success of our newly introduced voice and data plans has driven substantial increases in higher ARPU gross customer additions in the second quarter. The recent launch of our ‘Totally Unlimited’ calling plan for $79.99 provides our customers with one of the most compelling offers on the market and is quickly becoming a clear differentiator for Virgin Mobile USA. Sales of the new unlimited plan are exceeding our expectations, and at current usage levels, they are among our most profitable. We believe these factors will result in an improvement to ARPU trends going forward and reinforce our confidence in our 2008 estimates.”

Schulman continued, “The acquisition of Helio offers an excellent opportunity to expand our addressable market into postpaid and significantly increase the value we can provide our customers through new data services and feature-rich handsets. The additional liquidity and improved capital structure anticipated from the deal will benefit our business financially and strategically, and we are looking forward to the closing of the transaction in the third quarter.”

Overview and Basis of Presentation

The financial results for the three and six months ended June 30, 2007 presented in this release reflect the retroactive consolidation of Virgin Mobile USA, Inc., Virgin Mobile USA, L.P., and Bluebottle USA Investments L.P. Virgin Mobile USA, Inc. is a holding company formed for the purpose of an initial public offering, or IPO, that was completed on October 16, 2007. The earnings per share for the three and six months ended June 30, 2007 converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding to common stock based on a conversion rate used in the reorganization. Virgin Mobile USA is also presenting its earnings per share for the three and six months ended June 30, 2007 on a pro forma basis which also reflects the shares issued in the IPO as outstanding for 2007.

This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA margin, ARPU, CCPU, CPGA and free cash flow, which are not calculated in accordance with GAAP. The Company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company defines these metrics in the same way, believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless service providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Key Financial & Operating Results for the Second Quarter and First Half of 2008

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
($ in thousands, except per share amounts)
Net service revenue	$291,364	$309,713	$595,128	$632,050
Total operating revenue	317,404	327,588	644,195	666,902
Operating income	19,981	21,006	36,584	53,565
Net income	3,546	7,140	8,295	26,312
Adjusted EBITDA	32,321	31,155	61,023	72,884
Adjusted EBITDA Margin	11.1%	10.1%	10.3%	11.5%
Earnings per common share – basic(1)	$0.07	$0.28	$0.16	$1.02
Earnings per common share – diluted(1)	$0.07	$0.14	$0.16	$0.53
Pro forma earnings per common share – diluted(1)	N/A	$0.11	N/A	$0.40
Interest expense – net	7,933	13,859	17,272	27,448

(1) The calculation of basic and diluted earnings per share for 2007 converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding for the three and six months ended June 30, 2007 to common stock based on a conversion rate used in the reorganization. In addition, the pro forma diluted earnings per share reflects the shares issued in the IPO as if they were outstanding for all of 2007.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gross additions	728,370	785,326	1,523,945	1,666,992
Churn	5.6%	5.7%	5.3%	4.8%
Net customer additions	(111,273)	(53,424)	(93,501)	256,297
End-of-period customers	4,992,385	4,830,387	4,992,385	4,830,387
ARPU	$19.32	$20.97	$19.63	$21.68
CCPU	$11.71	$13.54	$11.86	$13.50
CPGA	$113.38	$100.03	$114.53	$99.32

During the second quarter of 2008, Virgin Mobile USA’s net service revenue was $291.4 million, a decrease of 5.9% versus the same period last year. Virgin Mobile USA’s net service revenue for the first half of 2008 was $595.1 million compared to $632.1 million in the same period in 2007. Revenues in the first half of 2007 benefited from the launch of our hybrid monthly plans, while second quarter 2008 revenues continue to be impacted by the effect of the current economic environment on prepaid customer usage, as well as by the industry-wide trend of substitution of lower-priced messaging for voice.

Adjusted EBITDA in the second quarter of 2008 was $32.3 million, compared to Adjusted EBITDA of $31.2 million in the second quarter of 2007. Adjusted EBITDA grew in the second quarter of 2008 in spite of a challenging economic environment, reflecting the results of ongoing operating efficiency initiatives. Adjusted EBITDA margin for the second quarter increased to 11.1% from 10.1% in the second quarter of 2007.

Adjusted EBITDA for the first half of 2008 was $61.0 million, compared to $72.9 million for the first half of 2007. Adjusted EBITDA for the first half of 2008 was impacted by an incremental $13.3 million investment in marketing, to support the launch of our new voice and data plans. In addition, the first half of 2007 had a $3.9 million benefit related to E911 tax refunds and favorable settlements with taxing jurisdictions.

Virgin Mobile USA’s net income for the quarter ended June 30, 2008 was $3.5 million, compared to net income of $7.1 million for the second quarter of 2007. Net income for the second quarter of 2008 included an accrual of $6.0 million for payments under Virgin Mobile USA’s tax receivable agreements, and minority interest expense of $2.0 million, both of which did not exist in the comparable period in the prior year, before the Company’s initial public offering. In addition to the items previously discussed, net income for the first six months of 2008 was also impacted by an $8.1 million accrual for payments under the Company’s tax receivable agreements compared to the first half of 2007 when the tax receivable agreements were not in effect.

Diluted earnings per share for the second quarter of 2008 were $0.07, compared to diluted earnings per share of $0.14 for the second quarter of 2007. Pro forma diluted earnings per share, which is adjusted to reflect the fully diluted share count following the Company’s IPO, were $0.11 in the second quarter of 2007. Pro forma diluted earnings per share for the first half of 2007 were $0.40 per share, with earnings per share in the first half of 2008 at $0.16. The decline in net income and earnings per share was due to factors described above. While net income and earnings per share declined from the first half of 2007 due in part to changes in corporate structure, the Company was able to produce continued profitability while increasing its marketing investment by an incremental $13.3 million year over year.

Free cash flow including interest payments and capital expenditures for the first six months of 2008 totaled $29.2 million, up 146% from $11.9 million in the first half of 2007. The increase in free cash flow in the first half of 2008 reflects cost efficiencies in Virgin Mobile USA’s model as a result of the Company’s ongoing low capital needs as well as from an amendment made to its Sprint PCS Services agreement in the first quarter of 2008. Capital expenditures for the first half of 2008 were $9.4 million, compared to $12.7 million for the first half of 2007, reflecting the Company’s low ongoing capital needs. Interest expense for the second quarter was $7.9 million, down from $13.9 million in the second quarter of 2007.

John Feehan, Chief Financial Officer of Virgin Mobile USA commented, “The strong Adjusted EBITDA and free cash flow we produced for the first six months of the year continues to demonstrate the strength of our model and capital structure. The closing of the Helio acquisition and the expected repayment of $50 million of our senior credit facility are expected to further improve our liquidity and cash flows.”

Key Metric Performance Review for the Second Quarter and First Half of 2008

Gross additions, or new Virgin Mobile USA customers who activated their accounts during the second quarter of 2008, totaled 728,370, down from 785,236 in the second quarter of 2007. Gross additions for the first half of the year were 1,523,945, down 8.6% from 1,666,992 in the first half of 2007, due to the current economic conditions and their impact on consumer behavior. The gross addition decline in the second quarter of 2008 narrowed to 7.2% year-over-year, reflecting the success of the Company’s newly launched service plans.

The Company’s cost per gross addition (CPGA) for the second quarter of 2008 was $113.38, compared to CPGA of $100.03 in the second quarter of 2007. CPGA for the first six months of 2008 was $114.53, compared to $99.32 in the first half of 2007. Higher CPGA in the first half of 2008 was related to an incremental spend of $13.3 million in marketing and distribution related to the launch of new service plans as well as the decline in gross additions. The increase was also due to higher retail commissions due to the popularity of the $99.99 Wild Card handset, as well as the popularity of the newly-launched Slash phone, priced at $79.99. While these phones have slightly higher CPGA, they also result in greater data usage, lower churn and increased return on investment.

Second quarter 2008 average monthly customer turnover, or churn, was 5.6%, below Company estimates and slightly better than churn of 5.7% in the second quarter of 2007. For the first six months of the year churn was 5.3% compared with 4.8% churn in the first six months of 2007, as a result of lower gross adds for the period and weaker economic conditions. As of June 30, 2008, the Company had approximately 5.0 million customers, an increase of 3.4% over June 30, 2007.

Average revenue per user (ARPU) for the second quarter of 2008 was $19.32, reflecting a 7.9% decline from the prior year’s second quarter ARPU of $20.97. ARPU for the first six months of 2008 was $19.63, a 9.5% decline compared to $21.68 for the same period last year. This decline was the result of lower customer usage of the traditional prepaid, or pay as you go, plans as well as an industry-wide trend of the substitution of lower-cost messaging for voice. The Company expects ARPU trends to show improvement in the second half of 2008, through a continued shift to higher-value hybrid customers and increased penetration of new services, including adoption of its “Totally Unlimited” calling plan for $79.99. ARPU in the first six months of 2007 benefited from the launch of our hybrid plans, which have consistently shown substantially higher ARPU than that of traditional pay as you go customers.

Outlook

Virgin Mobile USA’s management believes the operational initiatives it has put in place in recent quarters, including new service plans, handsets, increased distribution and operational cost savings, will enable it to continue to improve business trends in the second half of 2008, and position the Company for growth in 2009.

Third Quarter

Virgin Mobile USA’s third quarter results are expected to continue to reflect the positive impact of the Company’s operational initiatives, with year-over-year declines in growth rates continuing to slow on a sequential basis.

•

The Company’s new voice and messaging offers were in an interim stage of roll-out throughout the second quarter. The positive impact of these high-value plans, as well as that of the Company’s expanded retail footprint, is expected to deliver improved results in the second half of 2008. Third quarter net adds are expected to be in the range of (20,000) – 20,000.

•	Net service revenues are expected to stabilize and be consistent with the second quarter, in the range of $285 – $295 million.

•	Adjusted EBITDA is expected to show approximately 20% to 40% growth year-over-year and be in the range of $20 – $24 million.

•	Earnings per share are expected to be in the range of $0.00 – $0.03.

Recent Highlights

•

Announced Virgin Mobile USA’s agreement to acquire Helio from SK Telecom and EarthLink. Concurrent with the pending acquisition, Virgin Group and SK Telecom will each invest $25 million of equity capital in the Company, creating an aggregate investment of $50 million. The $50 million will be used to pay down a portion of Virgin Mobile USA’s third party debt. Virgin Mobile USA estimates net debt reduction at the time of close to be approximately $35 million.

•

Virgin Mobile USA also reached an agreement with Sprint to revise the terms of its existing PCS Services Agreement, and expects to achieve an 8% reduction in its effective cost per minute in 2009, with further reductions over the next three years. Concurrent with the acquisition of Helio, Sprint has also agreed to provide a $2.50 network usage credit to Virgin Mobile USA for each gross customer addition, with a cap at $10 million.

In addition, the Company:

•	Announced the lowest-priced unlimited nationwide calling plan, “Totally Unlimited” calling plan for $79.99 with no roaming or long distance charges, no activation fees or annual contracts.

•

Entered into a service agreement for managed information technology (IT) services with IBM. The agreement will allow Virgin Mobile USA to enhance its technology capabilities and improve its product portfolio for new and existing customers by affording the Company access to IBM’s significant telecommunications industry experience and state-of-the-art IT resources.

•

Expanded distribution through American Wireless, the nation’s largest master agent of independent wireless stores, and Sears stores. The expansion added over 1,100 new doors to Virgin Mobile USA’s distribution network during the second quarter.

•	Announced an agreement to increase distribution at Wal*Mart by 20%, and increase shelf space at all Wal*Mart stores.

•	Hosted the third annual Virgin Mobile Festival which took place on August 9th and 10th in Baltimore, Maryland including Kanye West, Foo Fighters, Stone Temple Pilots, Bob Dylan and Chuck Berry.

•

Introduced Virgin Mobile Festival Special Edition Wild Card handset from Kyocera for $99.99 carried exclusively at Best Buy. Fans who purchased this phone received special festival-inspired content and additional benefits including VIP access to the Virgin Mobile Festival.

•	Debuted the Slash, Virgin Mobile USA’s first Samsung handset, and the Arc, an affordably priced flip phone with a camera by UTStarcom.

•	Expanded partnership activity as the first entitlement sponsor of the ArenaBowl, the championship game of Arena Football League.

•

Introduced unique social networking aspect to Sugar Mama, through an application with Facebook called “Fund My Phone,” allowing subscribers to get their Facebook friends to help pay for their wireless minutes.

Earnings Conference Call

Virgin Mobile USA will host a conference call Wednesday, August 13, 2008 at 5:00 P.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 1-888-354-3598 (toll-free domestic) or 1-706-643-8861 (international); passcode: 57434553. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 1-800-642-1687 (toll-free domestic) or 1-706-645-9291 (international); passcode: 57434553. The webcast will be archived on Virgin Mobile USA’s web site after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers millions of customers control, flexibility and choice through monthly Plans Without Annual Contracts, with national coverage powered by the Sprint PCS network. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets, including the Wild Card, Slash and Flare, are available at approximately 40,000 top retailers nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at more than 140,000 locations. Virgin Mobile USA, known for its award-winning customer service, was recently rated the best prepaid wireless service for the second year in a row in the Annual PC Magazine Readers’ Choice Survey, and its own customers report a 90% satisfaction rate.

Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program; and contributes a portion of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless youth.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,”

“estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$5,559	$19
Accounts receivable, less allowances of $711 at June 30, 2008 and $610 at December 31, 2007	45,843	57,956
Due from related parties	2,225	321
Other receivables	6,858	14,613
Inventories	128,740	137,364
Prepaid expenses and other current assets	23,376	19,722

Total current assets	212,601	229,995

Property and equipment	163,296	154,162
Accumulated depreciation and amortization	(125,771)	(108,249)

Property and equipment, net	37,525	45,913
Other assets	5,033	6,131

Total assets	$255,159	$282,039

Liabilities, minority interest and stockholders’ deficit
Current liabilities:
Accounts payable	$85,760	$111,753
Due to related parties	66,283	56,486
Book cash overdraft	—	2,045
Accrued expenses	66,542	73,142
Deferred revenue	125,093	128,125
Current portion of long-term debt	32,669	32,669

Total current liabilities	376,347	404,220

Long-term debt	227,703	244,037
Related party debt	40,000	45,000
Due to related parties	8,116	—
Other liabilities	2,000	3,981

Total non-current liabilities	277,819	293,018

Commitments and contingencies

Minority interest in consolidated subsidiaries	1,960	—

Stockholders’ deficit:
Common stock:
Class A common stock, par value $0.01 per share – 200,000,000 shares authorized and 53,134,233 shares issued and outstanding, net of 30,837 treasury shares at June 30, 2008 and 53,136,839 shares issued and outstanding, net of 13,231 treasury shares at December 31, 2007	532	532
Class C common stock, par value $0.01 per share – 999,999 shares authorized and 115,062 shares issued and outstanding at June 30, 2008 and December 31, 2007	1	1
Class B common stock, par value $0.01 per share – 1 share authorized, issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Additional paid-in-capital	346,853	340,382
Accumulated deficit	(746,565)	(754,860)
Accumulated other comprehensive loss	(1,788)	(1,254)

Total stockholders’ deficit	(400,967)	(415,199)

Total liabilities, minority interest and stockholders’ deficit	$255,159	$282,039

Virgin Mobile USA, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating revenue
Net service revenue	$291,364	$309,713	$595,128	$632,050
Net equipment revenue	26,040	17,875	49,067	34,852

Total operating revenue	317,404	327,588	644,195	666,902
Operating expenses
Cost of service
(exclusive of depreciation and amortization)	82,407	90,001	165,899	183,979
Cost of equipment	99,755	98,376	204,773	193,024
Selling, general and administrative
(exclusive of depreciation and amortization)	106,417	109,555	219,417	219,603
Depreciation and amortization	8,844	8,650	17,522	16,731

Total operating expenses	297,423	306,582	607,611	613,337

Operating income	19,981	21,006	36,584	53,565

Other expense (income)
Interest expense – net	7,933	13,859	17,272	27,448
Other expense (income)	6,110	7	8,190	(195)

Total other expense	14,043	13,866	25,462	27,253

Income before income tax expense and minority interest	5,938	7,140	11,122	26,312
Income tax expense	432	—	867	—

Income before minority interest	5,506	7,140	10,255	26,312
Minority interest	1,960	—	1,960	—

Net income	3,546	7,140	8,295	26,312
Other comprehensive income (loss):
Unrealized income (loss) on interest rate swap	1,729	811	(534)	148

Total comprehensive income	$5,275	$7,951	$7,761	$26,460

Basic and diluted earnings per share information:
Earnings per common share – basic	$0.07	$0.28	$0.16	$1.02
Earnings per common share – diluted	$0.07	$0.14	$0.16	$0.53
Weighted average common shares outstanding – basic	52,787	25,803	52,772	25,800
Weighted average common shares outstanding – diluted	52,787	50,024	52,841	50,057

Virgin Mobile USA, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2008	2007
Operating activities
Net income	$8,295	$26,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,522	16,731
Amortization of deferred financing costs	588	987
Non-cash charges for stock-based compensation	6,761	2,190
Non-cash cost of royalties and services	—	408
Write-offs of fixed assets	230	—
Minority interest	1,960	—
Changes in assets and liabilities:
Accounts receivable	12,113	11,684
Due from related parties	(1,904)	4,013
Other receivables	7,755	9,773
Inventories	8,624	(7,306)
Prepaid expenses and other assets	(3,144)	(1,870)
Accounts payable	(25,993)	677
Due to related parties	17,913	(3,778)
Deferred revenue	(3,032)	3,127
Accrued expenses and other liabilities	(9,115)	(38,404)

Net cash provided by operating activities	38,573	24,544

Investing activities
Capital expenditures	(9,364)	(12,691)

Net cash used in investing activities	(9,364)	(12,691)

Financing activities
Net change in book cash overdraft	(2,045)	(15,603)
Net change in related party debt	(5,000)	22,000
Repayment of long-term debt	(16,334)	(18,500)
Other	(290)	250

Net cash used in financing activities	(23,669)	(11,853)

Net increase in cash and cash equivalents	5,540	—
Cash and cash equivalents at beginning of year	19	8

Cash and cash equivalents at end of period	$5,559	$8

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA margin, average revenue per user, or ARPU, cash cost per user, or CCPU, cost per gross addition, or CPGA, and free cash flow. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communications industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communications providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represents the number of new customers that activated an account during a period, unadjusted for churn in the same period. In measuring gross additions, we begin with account activations and exclude retailer returns, customers who have reactivated and fraudulent activations. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of customers that disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers that disconnect from our service is calculated as the total number of customers that disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period being measured divided by the number of days in the period. Churn includes those pay-by-the-minute customers whom we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers whom we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers that voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation as it represents the last date upon which a customer who replenishes his or her account is still permitted to retain the same phone number. This calculation is consistent with the terms and conditions of our service offering. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions and end-of-period customers are used to measure the growth of our business model, to forecast our future financial performance and to gauge the marketplace acceptance of our offerings. Net customer additions represent the number of new customers that activated our handsets during a period, adjusted for churn during the same period. End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net income (loss) plus interest expense, income tax expense, the tax receivable agreements expense, depreciation and amortization, write-offs of fixed assets, non-cash compensation expense, minority interest, equity issued to a member, debt extinguishment costs and expenses of Bluebottle USA Investments L.P. prior to the completion of the IPO. Beginning this quarter, we have updated our definition of Adjusted EBITDA to exclude minority interest and write-offs of fixed assets. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net service revenue. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items related to taxes, as well as the tax receivable agreements, non-cash charges relating to depreciation and amortization, write-offs of fixed assets and minority interest, as well as items relating to both the debt and equity portions of our capital structure. Adjustments relating to interest expense, income tax expense, and depreciation and amortization, write-offs of fixed assets and minority interest are each customary adjustments in the calculation of supplemental measures of performance. We also exclude tax receivable agreement-related expenses for payments to the Virgin Group for the utilization of the net operating loss carry forward, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, as we consider them to be the functional equivalent of paying taxes. We believe such adjustments are meaningful because they are indicators of our core operating results and our management uses them to evaluate our business. Specifically, our management uses them in its calculation of compensation targets, preparation of budgets and evaluations of performance. Similarly, we believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. The expenses of Bluebottle USA Investments L.P. also do not relate to our core operating performance and are, therefore, excluded. These exclusions are also consistent with how we calculate the measures we use for determining certain bonus compensation targets, preparing budgets and for other internal purposes.

The following table illustrates the calculation of Adjusted EBITDA and Adjusted EBITDA margin and reconciles Adjusted EBITDA to net income which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(In thousands, except Adjusted EBITDA Margin)	(Unaudited)		(Unaudited)
Net income	$3,546	$7,140	$8,295	$26,312
Plus:
Depreciation and amortization	8,844	8,650	17,522	16,731
Interest expense – net	7,933	13,859	17,272	27,448
Income tax expense	432	—	867	—
Tax receivable agreements expense	6,036	—	8,116	—
Non-cash compensation expense	3,340	1,409	6,761	2,190
Write-offs of fixed assets	230	—	230	—
Minority Interest	1,960	—	1,960	—
Bluebottle USA Investments L.P. expenses prior to the IPO	—	97	—	203

Adjusted EBITDA	$32,321	$31,155	$61,023	$72,884

Net service revenue	$291,364	$309,713	$595,128	$632,050
Adjusted EBITDA margin	11.1%	10.1%	10.3%	11.5%

Average revenue per user, or ARPU, is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period divided by the weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. The weighted average number of customers is the sum of the average customers for each day during the period being measured divided by the number of days in that period. ARPU helps us to evaluate customer performance based on customer revenue and forecast our future service revenues.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(In thousands, except number of months and ARPU)	(Unaudited)		(Unaudited)
Net service revenue	$291,364	$309,713	$595,128	$632,050
Divided by weighted average number of customers	5,026	4,923	5,053	4,859
Divided by number of months in the period	3	3	6	6

ARPU	$19.32	$20.97	$19.63	$21.68

Cash cost per user, or CCPU, is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are our (i) cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (ii) general and administrative expenses, excluding Bluebottle USA Investments L.P. general and administrative expenses prior to the IPO and non-cash compensation expenses, (iii) write-offs of fixed assets, (iv) net loss on equipment sold to existing customers, (v) cooperative advertising expenses in support of existing customers and (vi) other expense (income), excluding tax receivable agreements expenses, debt extinguishment costs and Bluebottle USA Investments L.P. These costs are divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communications companies.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(In thousands, except number of months and CCPU)	(Unaudited)		(Unaudited)
Cost of service (exclusive of depreciation and amortization)	$82,407	$90,001	$165,899	$183,979
Less: Cost of service associated with initial customer acquisition	(461)	(516)	(961)	(1,125)
Add: General and administrative expenses (excluding Bluebottle USA Investments L.P. expenses prior to the IPO)(1)	80,143	88,752	164,656	175,270
Less: Non-cash compensation expense	(3,340)	(1,409)	(6,761)	(2,190)
Less: Write-offs of fixed assets	(230)	—	(230)	—
Add: Net loss on equipment sold to existing customers	18,778	22,535	37,139	36,475
Add: Cooperative advertising expenses in support of existing customers	(867)	669	(260)	1,390
Add: Other expense (income), net of tax receivable agreements expense, debt extinguishment costs and
Bluebottle USA Investments L.P.	74	4	74	(201)

Total CCPU costs	$176,504	$200,036	$359,556	$393,598
Divided by weighted average number of customers	5,026	4,923	5,053	4,859
Divided by number of months in the period	3	3	6	6

CCPU	$11.71	$13.54	$11.86	$13.50

(1)	Bluebottle USA Investments L.P. general and administrative expenses were $95 and $198 for the three and six months ended June 30, 2007. Bluebottle USA Investments L.P. general and administrative expenses were $0 for the three and six months ended June 30, 2008.

Cost per gross addition, or CPGA, is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (i) selling expenses less cooperative advertising in support of existing customers, (ii) net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, (iii) equity issued to a member, and (iv) cost of service associated with initial customer acquisition. These costs are divided by gross additions for the period being measured. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communication providers.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(In thousands, except CPGA)	(Unaudited)		(Unaudited)
Selling expenses	$26,274	$20,708	$54,761	$44,135
Add: Cost of equipment	99,755	98,376	204,773	193,024
Less: Net equipment revenue	(26,040)	(17,875)	(49,067)	(34,852)
Less: Net loss on equipment sold to existing customers	(18,778)	(22,535)	(37,139)	(36,475)
Add (less): Cooperative advertising in support of existing customers	867	(669)	260	(1,390)
Add: Cost of service associated with initial customer acquisition	461	516	961	1,125

Total CPGA costs	$82,539	$78,521	$174,549	$165,567
Divided by gross additions	728	785	1,524	1,667

CPGA	$113.38	$100.03	$114.53	$99.32

Free cash flow is calculated as net cash provided by operating activities less capital expenditures. Free cash flow is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure helps to (i) evaluate our ability to satisfy our debt and meet other mandatory payment obligations, (ii) measure our ability to pursue growth opportunities, and (iii) determine the amount of potential cash which may potentially be available to stockholders in the form of stock repurchase and/or dividends. Given that our business is not capital intensive, we believe this measure to be of particular relevance and utility. We also use free cash flow internally for a variety of purposes, including managing our projected cash needs.

The following table illustrates the calculation of free cash flow and reconciles free cash flow to cash provided by operating activities which we consider to be the most directly comparable GAAP financial measure.

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
(In thousands)
Calculation of free cash flow:
Net cash provided by operating activities	$38,573	$24,544
Less:
Capital expenditures	(9,364)	(12,691)

Free cash flow	$29,209	$11,853

Pro Forma Earnings Per Share (Unaudited). Virgin Mobile USA is presenting its earnings per share for 2007 on a pro forma basis to reflect its IPO, which took place in October 2007.

The calculation of diluted earnings per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding as of January 1, 2007 for the three and six months ended June 30, 2007, to common stock based on a conversion rate used in the reorganization. Pro forma earnings per share reflects shares issued in the IPO, which are assumed to be outstanding for all periods presented.

	Three months ended June 30, 2007	Six months ended June 30, 2007
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Net income	$7,140	$26,312

Weighted average shares outstanding – diluted	50,024	50,057
Adjustments for pro forma weighted average shares:
Increase in common shares outstanding if IPO occurred on January 1, 2007	15,847	15,847

Pro forma weighted average shares outstanding – diluted	65,871	65,904

Earnings per share – diluted	$0.14	$0.53
Pro forma earnings per share – diluted	$0.11	$0.40

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/